EXHIBIT 21
SUBSIDIARIES
Oxford Bio-Imaging Research, Inc., a New Jersey corporation and wholly-owned subsidiary of the Company
BioClinica Holding B.V., a corporation organized under the laws of the Netherlands and wholly-owned subsidiary of the Company
BioClinica Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of the Company
BioClinica Private Limited, a corporation organized under the laws of India and wholly-owned subsidiary of the Company
Red Oak Research, Inc., a Delaware corporation and wholly-owned subsidiary of Oxford Bio-Imaging Research, Inc.
BioClinica, B.V., a corporation organized under the laws of the Netherlands and wholly-owned subsidiary of BioClinica Holding B.V.
BioClinica SAS, a corporation organized under the laws of France and wholly-owned subsidiary of BioClinica Holding B.V.